Exhibit 10.2

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 14, 2023, is entered into by and between The Arena Group Holdings, Inc., a Delaware corporation (the “Company”) and [●], a [●] (“Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Binding LOI (as defined below).

WHEREAS, concurrently with the execution hereof, Company, Simplify Inventions, LLC (“Simplify”) are entering into a Binding Letter of Intent and Term Sheet, dated as of the date hereof (a copy of which is attached hereto as Attachment 1, as it may be amended from time to time, the “Binding LOI”), which provides, among other things, for the issuance and sale by the Company, and the purchase by the Simplify of (i) shares of Common Stock for an aggregate purchase price of $25.0 million and (ii) shares of Series L Preferred Stock for an aggregate purchase price of $25.0 million upon the terms and subject to the conditions set forth in the Binding LOI (the shares referred to in (i) and (ii) above being referred to herein as the “Company Securities”);

WHEREAS, the transactions contemplated by the Binding LOI (the “Transactions”) will require the approval of the Company’s shareholders (the “Stockholder Approval”) pursuant to the rules of the NYSE American which require shareholder approval for (i) the sale or issuance of common stock equal to 20% or more of the presently outstanding common stock of the Company for less than the greater of book or market value and (ii) issuances of common stock of the Company that will result in a change of control of the Company (the “Company Change in Control”);

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the shares of Common Stock set forth on the signature page hereto (such shares, the “Current Owned Common Stock” and together with any shares of Common Stock or other voting equity securities of the Company that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by Stockholder prior to the valid termination of this Agreement, being referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to the willingness of Simplify to enter into the Binding LOI, and as an inducement and in consideration for the SIC Entities to enter into the Binding LOI, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Agreement to Vote and Approve. Stockholder agrees that it shall, and shall cause any other holder of record of any Subject Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in any other circumstances upon which a vote, consent or other approval of the stockholders of the Company is sought (a) when a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present for the purpose of establishing a quorum; and (b) vote (or cause to be voted, including by proxy or by delivering a written consent) the Subject Shares (i) in favor of (A) the Transactions, including, but not limited to the issuance of the Company Securities (the “Stock Issuance Proposal”) and the resultant Company Change in Control (the “Change in Control Proposal”), and (B) any proposal to adjourn or postpone any such meeting of stockholders of the Company to a later date if there are not sufficient votes to adopt both the Stock Issuance Proposal and the Change in Control Proposal; and (ii) against any other proposal, action or agreement for an acquisition of, or change in control transaction involving, the Company. Stockholder agrees to waive, and to not exercise, any appraisal rights that may be available under Delaware law with respect to the Transactions. Any attempt by Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Subject Shares in contravention of this Section 1 shall be null and void ab initio. Except as set forth in this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company.

2. No Transfer. Except in accordance with the terms of this Agreement, the Binding LOI and the definitive agreement to be entered into between Simplify and the Company in furtherance of the Transactions (the “Stock Purchase Agreement”), Stockholder hereby covenants and agrees that during the term of this Agreement, Stockholder will not (a) sell, transfer, pledge, encumber, assign, tender, exchange, hedge, short sell or otherwise dispose of (“Transfer”) any of the Subject Shares, (b) enter into any legally binding contract, option or other arrangement or undertaking providing for the Transfer of any Subject Shares, (c) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (d) knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of materially preventing or disabling Stockholder from performing its obligations under this Agreement. Any action taken in violation of the immediately preceding sentence shall be null and void ab initio. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold the Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with its terms.

3. Effectiveness of Agreement; Termination.

(a) This Agreement shall not be effective unless and until (i) the Binding LOI is executed and delivered by all parties thereto and (ii) this Agreement is executed by all parties hereto.

(b) This Agreement shall terminate automatically, without any notice or other action by any person, entity or organization upon the first to occur of (i) the valid termination or expiration of the Binding LOI (or, if executed by the Company prior to such termination, the valid termination or expiration of the Stock Purchase Agreement) in accordance with their respective terms without the consummation of the transactions contemplated thereby, (ii) the consummation of the Transactions pursuant to the Letter of Intent or the Stock Purchase Agreement, (iii) the mutual written consent of the Company and Stockholder and (iv) fourteen days following a Change in Board Recommendation. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that nothing set forth in this Section 3 shall relieve any party from liability for fraud or any breach of this Agreement prior to termination hereof; and provided, further, that the provisions of this Section 3 and Sections 5 through 14 hereof, inclusive, shall survive any termination of this Agreement.

(c) As used herein: a “Change in Board Recommendation” means, prior to obtaining the Stockholder Approval and upon receipt of a Superior Proposal, the withdrawal, change, amendment, modification or qualification of the recommendation of the Company’s Board of Directors (the “Board”) to approve the Transactions and adopt the Stock Purchase Agreement pursuant to a determination by the Board in good faith that the failure to so withdraw, change, amend, modify or qualify such recommendation would be inconsistent with the fiduciary duties of the Board, (ii) a “Superior Proposal” means any bona fide written Acquisition Proposal that the Board determines in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), and considering such factors as the Board considers to be relevant in good faith, to be (A) more favorable to the shareholders of the Company from a financial point of view than the Transactions and (B) reasonably capable of being completed in accordance with its terms, in each case, taking into account all financial, regulatory, legal and other aspects of the proposal, (iii) an “Acquisition Proposal” means any proposal or offer from any person or group (other than IC or its affiliates) relating to, in a single transaction or series of related transactions, (A) any (1) direct or indirect acquisition the assets or business of the Company (including securities, assets or business of the subsidiaries of the Company) equal to more than 50% of the Company’s consolidated assets or to which more than 50% of the Company’s revenues or earnings on a consolidated basis are attributable, (2) direct or indirect acquisition or issuance of more than 50% of any class of voting equity securities of the Company, (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 50% or more of the outstanding voting power of the Company or (C) any merger, consolidation, business combination, share exchange, recapitalization or other similar transaction involving the Company that would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than 50% of the outstanding voting power of the Company or 50% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power) , (iv) the “Exchange Act” means the Securities Exchange Act of 1934 and (v) “group” has the meaning set forth in Rule 13d-3 of the Exchange Act.

4. Representations and Warranties. Stockholder represents and warrants to the Company that:

(a) Existence, Power; Binding Agreement. If Stockholder is an entity, Stockholder is validly existing and in good standing under the laws of the jurisdiction of its formation. Stockholder has the requisite power and authority (if Stockholder is an entity) or legal capacity (if Stockholder is a natural person) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. Except for filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of The New York Stock Exchange, (i) no consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any governmental entity or other person is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) if Stockholder is an entity, conflict with or violate any provision of its certificate of formation or operating agreement (or similar organizational documents), (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of Stockholder pursuant to any contract or agreement to which it is a party or by which Stockholder or any of its properties or assets are bound or affected or (C) violate any law, judgment, order or decree applicable to Stockholder or any of its properties or assets, except in the case of (B) or (C) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform its obligations hereunder.

(c) Ownership. As of the date hereof, Stockholder is the record and beneficial owner of, and has good and valid title to, the Current Owned Common Stock. As of the date hereof, Stockholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Current Owned Common Stock. Except as disclosed in the Company’s most recent proxy statement filed with the U.S. Securities and Exchange Commission, as of the date hereof, Stockholder does not own any options, equity awards, warrants, or equity interests or shares of the Company other than the Current Owned Common Stock.

(d) No Inconsistent Agreements. Stockholder (i) has not entered into any voting agreement or voting trust with respect to the Subject Shares, (ii) has not granted a proxy or power of attorney with respect to the Subject Shares that is inconsistent with its obligations pursuant to this Agreement and (iii) has not entered into any agreement or undertaking that is otherwise inconsistent with its obligations pursuant to this Agreement.

5. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand (with a written or electronic confirmation of delivery) or by email transmission, in each case to the intended recipient as set forth on the signature pages to this Agreement. Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address, email address, or fax number through a notice given in accordance with this Section 5, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 5 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Subject Shares and (b) nothing herein will be construed to limit or affect any action or inaction by such Stockholder (or its representative) in such person’s capacity as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

7. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8. Entire Agreement; Assignment. This Agreement and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) the Company, in the case of an assignment by Stockholder and (b) Stockholder, in the case of an assignment by the Company; provided that the Company may assign any of its rights and obligations to any direct or indirect Subsidiary of the Company, but no such assignment shall relieve the Company of its obligations hereunder.

9. Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any laws or rules of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

10. Governing Law; Consent to Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles that would result in the application of the laws of another jurisdiction.

(b) Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts of the United States of America located in the State of Delaware. Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or federal courts of the United States of America located in the State of Delaware in respect of any legal action, suit or proceeding arising out of or relating to this Agreement and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts.

(c) To the fullest extent permitted by law, each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 5.

(d) The consents to jurisdiction set forth in this Section 9 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9 and shall not be deemed to confer rights on any person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof and injunctive and other equitable relief, in addition to any other remedy at law or equity, without posting any bond or other undertaking.

13. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

14. Further Assurances. Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law, to perform its obligations under this Agreement.

15. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterpart, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

[signature page to follow]

IN WITNESS WHEREOF, the Company and Stockholder have executed or caused to be executed this Agreement as of the date first written above.

THE ARENA GROUP HOLDINGS, INC.

By:
Name:
Title:

Notice to the Company:

The Arena Group Holdings, Inc.
200 Vesey Street, 24th Floor
New York, NY 12081
Attention: Legal Department
legal@thearenagroup.net

With a copy (which does not constitute notice) to:

Fenwick & West LLP
555 California Street, #12
San Francisco, CA 94104
Attention: Samuel Angus; Victoria Lupu
E-mail: sangus@fenwick.com; vlupu@fenwick.com

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the Company and Stockholder have executed or caused to be executed this Agreement as of the date first written above.

STOCKHOLDER

By:
Name:
Title:

Shares of Common Stock: _________________

Notice to Stockholder:

[Name]
[Address]
[Address]
[Attention]
[Email]

With a copy (which does not constitute notice) to:

[Name]
[Address]
[Address]
[Attention]
[Email]

[Signature Page to Voting Agreement]

Attachment 1

Binding LOI

See attached.